Exhibit 99.2

FOR IMMEDIATE
RELEASE

SILVER STATE BANCORP ANNOUNCES NOTIFICATION OF DELISTING FROM NASDAQ STOCK MARKET

Henderson, NV – September 9, 2008 – Silver State Bancorp (NASDAQ: SSBX) announced today that, on September 8, 2008, it received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Company’s common stock will be delisted from Nasdaq.  The letter stated that the Company no longer complies with the minimum $10 million in stockholder’s equity requirement for continued listing on the Nasdaq Global Select Market under Nasdaq Marketplace Rule 4450(a)(3).  In addition, Nasdaq expressed concerns about the Company’s ability to sustain compliance with other requirements for continued listing on Nasdaq in light of the previously reported receivership by the Federal Deposit Insurance Corporation of the Company’s wholly owned subsidiary, Silver State Bank.  The Company does not intend to appeal Nasdaq’s decision to delist the Company’s common stock.

According to the letter from Nasdaq,  trading in the Company’s common stock will be suspended at the opening of business on September 10, 2008 and Form 25-NSE will be filed by Nasdaq with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq. In addition, trading in the Company’s common stock had been halted by Nasdaq starting on Monday, September 8, 2008 and will remain so up to the suspension date.

Although the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets,” the securities may become eligible if a market maker makes an application to register the Company’s securities and such application is cleared.

Contacts

Media:

Steve Stern
Stern And Company
(702) 240-9533
steve@sdsternpr.com